Exhibit 14.1

Cascade Natural Gas Corporation Company Procedure (CP 50) Ethics Policy

High ethical standards are at the foundation of Cascade Natural Gas Corporation.  As individual employees, we accept the responsibility to conduct our business ethically in dealings with customers, co-workers, the public, suppliers, the government and others with whom the Company transacts business or competes.

Introduction

Cascade Natural Gas Corporation is committed to high standards of ethical conduct. Compliance with all laws and policies is expected of every employee, and the best interests of Cascade Natural Gas are expected to be foremost in the minds of employees, officers, and the board of directors as they perform their duties. It is important that all Cascade employees fully understand and comply with this policy.

Conflicts of Interest

In its simplest form, a conflict of interest arises when a personal interest interferes with the best interest of the Company. Conflicts of interest can arise in various forms and often involve personal gain for an employee. All employees must avoid conflicts of interest and even the appearance of such conflicts.

Employees shall not have any direct or indirect interests in or relationships with any organization that might affect the objectivity and independence of the employee’s judgment or conduct in carrying out duties and responsibilities to the Company (or embarrass the Company because others may misunderstand its effect).

Employees shall not borrow money or accept guarantees of personal obligations from suppliers or customers of the Company, or from individuals or firms with whom the Company does business.  Employees may, however, borrow money on normal commercial terms from banking or other money lending institutions with which the Company does business.

Employees shall avoid acceptance of gifts or benefits being made to influence their actions as employees or where the acceptance of the gift or benefit gives the appearance of a conflict of interest.  For the purpose of this policy a “gift” is defined as any tangible item of value, any service of value, any purchase at a price lower than that which is widely available, any favor that enhances the employee materially and any benefit or other thing of value (including cash or certificates).  Gifts of minor items under $100 in value or participating in business related functions such as meals or entertainment that are within reasonable boundaries of good taste and business purpose are acceptable.

Employees shall not profit from transactions involving Cascade or accept from Cascade loans or guarantees of personal obligations. Compensation received for service as an employee of the Corporation, transactions in Company stock permitted by law and Company policy, or loans no greater than $7,500 made through the Company’s gas appliance loan program are permitted.

Any situation that may involve a conflict of interest (such as a transaction with a supplier or customer) must be disclosed to one of the contacts listed in the Contact Directory at the end of this document. Disclosure is not required for ownership of public securities in a firm if the value of the investment is less than 10% of the employee’s annual income or $10,000 (whichever is greater), or for indirect interests through investments in open-ended mutual funds.  The CEO shall review any disclosed financial interest and determine whether a potential for a conflict exists, or if the potential conflict is in violation of this Ethics Policy or not in the Company’s best interest. If necessary, the CEO will take appropriate action to protect the interests of the Corporation.

Fair Dealing

All employees are expected to deal with suppliers, customers, contractors and all others doing business with the Company on the sole basis of what is in the best interest of the Company, without favor or preference based on personal considerations. No transaction with an outside business organization that furnishes services, supplies or materials to Cascade shall be influenced, or appear to be influenced, by an employee’s personal interest or relationships. Purchasing decisions will be made on the basis of a supplier’s ability to meet the needs of the Company and not on the basis of friendships or personal relationships.

Making a Decision

At times the right decision may not be clear.  When in doubt, ask yourself these questions:

•      Would this action endanger anyone’s life, health, or safety?

•      Would the action be legal?

•      Does it comply with company processes?

•      Am I being asked to do something out of the ordinary?

•      Would I feel uncomfortable doing this?

•      Can I defend this action before my manager, co-workers, customers, or members of the community?

•      How would I feel if this decision were reported in the news?

Record-Keeping Policy

As a publicly traded company, Cascade Natural Gas Corporation is obligated to prepare and file financial reports and statements that provide full, timely, and accurate disclosures in accordance with Generally Accepted Accounting Principles. It is essential that all employees, especially those directly or indirectly involved with accounting, finance, tax, or regulatory matters provide work that is accurate, honest and timely to enable the Company to meet its finance, accounting, regulatory, and securities obligations.

Employees are also prohibited from taking any action, or withholding information that would manipulate, defraud, mislead or improperly influence an internal or external auditor of the Company engaged in an audit or evaluation of our financial statements.

All of the Company’s books, records, accounts, and financial statements must be timely maintained in reasonable detail, and must completely and accurately reflect the Company’s assets, liabilities, and transactions. They must also conform to applicable legal requirements and the Company’s internal controls systems. False or artificial entries in any book or record will not be tolerated. Company funds may not be used for any purpose other than that described in those books, reports or accounts.

Senior Financial Executives and Financial Managers

The Company’s senior financial executives and financial managers include the Company’s chief executive officer, chief financial officer, controller, director of corporate accounting, director of financial systems, senior director of finance, manager customer accounting and others performing similar functions. An additional Code of Ethics for Senior Financial Executives and Financial Managers can be found in Appendix A.

Hiring Independent Auditor Personnel

The Company will not hire independent auditor personnel for any position in management (officers, sr. directors, and directors) for at least three years after he/she has left the independent audit firm.  Positions for which independent auditor personnel shall not be eligible within three years after leaving the independent audit firm include internal audit and any management position in the finance organization, including information technology, corporate accounting, customer accounting, administrative services, and finance.  There shall be no exceptions unless approved by the Audit Committee of the Board of Directors.

Confidentiality

Employees must not disclose confidential information of the Company or confidential information provided by the Company to any person outside the Company except for legitimate business purposes, or as required by law.  Employees must treat as confidential and not divulge or use for personal gain any of the Company’s private information or information for which the Company has a duty of confidentiality to others, whether technical, business, financial or otherwise.

Insider Trading

Any form of “insider trading” of Cascade securities is specifically prohibited. Insider trading refers to the buying or selling of a security by a person who is aware of material information that has not been released to the public. Material information is any positive or negative information that a reasonable investor would likely consider important in deciding whether to buy or sell securities. An “insider” includes not only members of the board of directors and officers of the corporation but also anyone who possesses material information on the corporation’s affairs that has not be disclosed to the general public. Insider trading violations also include providing such information to others (“tipping”) and securities trading by the person “tipped”.

Use of Company Resources

Company assets such as computer hardware and software, telephones, facilities, vehicles, equipment, supplies and materials are owned by the Company and are in place to enable employees to perform business related duties.

Personal use of Company property must not increase costs, harm productivity, interfere with work duties, reduce network performance, damage the Company’s reputation or conflict with Company interests. After-hours use of Company vehicles, equipment, and facilities must be authorized by a supervisor.  Using Company property in a way that may be considered offensive or disruptive to another employee is prohibited.

Internet usage, voice and E-mail communications received or sent on Company owned equipment may be recorded and/or monitored by the Company at any time without notice.

Harassment and Discrimination

The Company does not tolerate unlawful discrimination or harassment of its employees or customers.  Unlawful harassment includes any harassment that is based upon the victim’s race, sex, religion, creed, physical or mental condition, color, national origin, or other protected characteristic.  Harassment is a form of misconduct and discrimination.  No person is to be subjected to such harassment or to any unsolicited or unwelcome sexual conduct, either verbal or physical.  Any person who believes that he or she, or another employee or customer has been subjected to unlawful discrimination and harassment, including sexual harassment, must bring that harassment to the attention of his/her supervisor, the Human Resources Department, or anyone shown on the Contact Directory at the end of this document.   All such complaints will be investigated.  Unlawful discrimination and harassment may be grounds for discipline, up to and including termination. Refer to Company Policy (CP) 80 for the Company’s

policy concerning discrimination and harassment, or contact the Human Resources Department for a copy.

Reporting Possible Violations

Adherence to this Ethics Policy is to be taken seriously by all employees. No employee should tolerate violations of these standards.

Employees are obligated to promptly report violations of this Ethics Policy or any observed illegal, unethical, discriminatory or harassing actions to one of the people shown in the Contact Directory at the end of this document.

Cascade will investigate any matter reported and may take appropriate disciplinary or corrective action, up to and including termination.

Discipline may also be imposed for any manager who encourages or ignores violations or fails to detect a violation he or she should have detected, or for any employee who is aware of a violation and fails to report it in a timely fashion.

No retaliation

Any employee who suspects that a violation of this policy has occurred or has observed illegal or unethical actions has the responsibility to report the suspected wrongdoing and the right to do so without fear of reprisal.

It is Company policy to ensure that no retaliation occurs when an employee raises, in good faith, a business conduct issue or reports a perceived violation of Company policy or the law.  Any employee who believes they have been harassed or subjected to duress in any fashion due to raising a conduct issue or reporting a perceived violation should notify one of the people listed in the Contact Directory at the end of this document.

Waiver of Ethical Conduct Procedure

Any waiver of this Ethical Conduct Procedure for an employee other than an officer may be made only by the CEO and shall promptly be reported to the chairman of the Governance, Nominating and Compensation Committee.  Any waiver for an officer may be made only by the Board of Directors and shall promptly be disclosed to shareholders.

Contact Directory

TO REPORT VIOLATIONS OR PERCEIVED VIOLATIONS OF ETHICAL CONDUCT or any observed illegal action, or harassment contact:

Chief Executive Officer
Brian Matsuyama   P. O. Box 24464   Seattle, WA 98124  (206) 381- 6701 or extension 6701
or through internal company mail, or email at bmatsuya@cngc.com

Chair of the Audit Committee of the Board of Directors
Pirkko Borland fax – (206) 365-1864 or email at borlandbp@comcast.net

Chair of the Governance, Nominating and Compensation Committee of the Board of Directors

Carl Burnham, Jr.  P.O. Box S  Ontario, OR  97914 or 1-800-574-1608

Vice President – Human Resources & Corporate Secretary
Larry Rosok   P. O. Box 24464   Seattle, WA 98124  (206) 381-6711 or extension 6711
or through internal company mail or email at lrosok@cngc.com

Director of Internal Auditing
Gary Smith   P. O. Box 24464 Seattle, WA 98124  (206) 381-6792 or extension 6792 or through internal company mail or email at gsmith@cngc.com

Director – Labor Relations & Compensation
Bob Harris   P. O. Box 24464   Seattle, WA 98124  (206) 381-6712 or extension 6712
(or through internal company mail) or email at bharris@cngc.com

Human Resources Administrator & EEO Officer
Carrie Trimble   P. O. Box 24464   Seattle, WA 98124   206-381-6836 or extension 6836
(or through internal company mail) or email at ctrimble@cngc.com

Director – Training and Employee Development
Marilyn Hill   P. O. Box 24464   Seattle, WA 98124   206-381-6717 or extension 6717
(or through internal company mail) or email at mhill@cngc.com

Director – Benefits and Payroll
Marilyn Christensen   P. O. Box 24464   Seattle, WA 98124   206-381-6716 or extension 6716
(or through internal company mail) or email at mchriste@cngc.com

IF YOU HAVE QUESTIONS REGARDING THIS POLICY CONTACT:

Larry Rosok or Bob Harris  (see contact information above)

This Ethics Policy cannot and is not intended to cover the wide number of laws, regulations and rules pertaining to business relationships and business ethics.  The absence of a Company procedure or policy covering particular situations does not relieve an employee from the responsibility to exercise high ethical standards in those situations.

Appendix A

Financial Code of Ethics
 For Senior Financial Executives and Financial Managers

Introduction

Cascade Natural Gas Corporation (the “Company”) is committed to conducting business in accordance with the highest standards of ethical conduct and integrity. The company’s senior financial executives and financial managers include the Company’s chief executive officer, chief financial officer, controller, director of corporate accounting, director of financial systems, senior director of finance, manager customer accounting and others performing similar functions. The “Senior Financial Executives and Financial Managers”, have an important role in maintaining these standards. As members of the management team, these Senior Financial Executives and Financial Managers are uniquely capable and empowered to ensure that the Company’s and its stakeholders’ interests are appropriately balanced, protected and preserved. This Code provides principles to which Senior Financial Executives and Financial Managers are expected to adhere. Violations of the Company’s Code of Ethics must be reported immediately to one of the contacts listed in the Contact Directory of the Ethics Policy. Confirmed violations will result in disciplinary action, up to and including termination.

Financial Code of Ethics

Each Senior Financial Executive or Financial Manager will:

•      Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

•      Provide stakeholders with information that is accurate, complete, objective, relevant, timely, understandable, and in compliance with Generally Accepted Accounting Principles in the reports and documents that the Company files with or submits to the Securities and Exchange Commission the New York Stock Exchange, the Washington Utility and Transportation Commission, the Oregon Public Utility Commission and in other public communications made by the Company;

•      Comply with the rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies;

•      Act in good faith, responsibly, with due care, competence and diligence without misrepresenting material facts or allowing one’s independent judgment to be compromised;

•      Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose. Confidential information and business opportunities acquired in the course of one’s work will not be used for personal advantage;

•      Share knowledge and maintain skills important and relevant to the Company’s needs;

•      Abide by the Company’s Ethics Policy and proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community;

•      Achieve responsible use of and control over all assets and resources employed or entrusted;

•      Refrain from taking any action, including withholding information, or causing any action to be taken to fraudulently influence, coerce, manipulate or mislead the auditor of the Company’s financial statements for the purposes of rendering the financial statements materially misleading; and

•      Report any illegal or unethical behavior, including violations of this Financial Code of Ethics immediately to one of the people listed in the Contact Directory of the Ethics Policy.